Exhibit 10.47

WARNER MUSIC GROUP CORP.

SENIOR MANAGEMENT FREE CASH FLOW PLAN

Deferral Election Form

If you elect to enroll in the Warner Music Group Corp. Senior Management Free Cash Flow Plan, please complete this form. This election to defer compensation is irrevocable.

Deferral Election

By signing below, I elect to participate in the Warner Music Group Corp. Senior Management Free Cash Flow Plan (as it may be amended from time to time, the “Plan”; capitalized terms used herein but not defined have the meaning set forth in the Plan), on the terms and conditions described in the Plan, the LLC agreement and this election form.

I.	Eligible Compensation Deferral Election. I elect to defer (in 1 percentage point increments from 50% up to and including 100%) the following percentage of annual “free cash flow” bonuses (the “Annual FCF Bonus”) that may be payable to me in respect of the Company’s 2013, 2014 and 2015 fiscal years, and for any fiscal year thereafter through the 2019 fiscal year to the extent that I have not purchased the maximum number of my allocated Deferred Equity Units:

    % Annual “Free Cash Flow” Bonus [insert a number between 50 and 100]

I understand that, notwithstanding the foregoing, my Deferral Election for the 2013 fiscal year shall not exceed 75% of my Annual FCF Bonus for such fiscal year.

The maximum number of Deferred Equity Units that I may acquire under the Plan is [—].

II.	Acknowledgements. I agree and understand as follows:

1.	The terms and conditions of my deferrals are governed by the terms of the Plan, including my minimum and maximum deferral amount, and my minimum and maximum number of Deferred Equity Units and Matching Equity Units.

2.	My deferral election may not be changed after 11:59pm EST on December 28, 2012, except as permitted by law and the terms of the Plan.

3.	The percentage of my Annual FCF Bonuses that I now elect to defer will apply to each fiscal year after 2013 through 2019 if, by such time, I have not acquired all of my allocated Deferred Equity Units.

4.	If I have not elected to defer the minimum amount required to be deferred, I will receive my entire Annual FCF Bonus, if any, in cash at the time the Annual FCF Bonuses are earned and paid, and I will not defer any amounts into the Plan.

5.	Once I have acquired a number of Deferred Equity Units equal to my Maximum Unit Allocation, I shall cease to have a right to defer any additional amount of my Annual FCF Bonuses into the Plan or acquire any additional Deferred Equity Units or be granted any additional Matching Equity Units, and any of my Annual FCF Bonuses that are not deferred shall be paid to me in cash at the time Annual FCF Bonuses are earned and paid.

6.	My being offered an opportunity to participate in the Plan in no way guarantees that I will receive an Annual FCF Bonus in respect of any of the Company’s 2013, 2014, 2015 or any other fiscal years.

7.	All amounts payable to me under the Plan and certain amounts payable from the LLC are subject to applicable withholding taxes.

8.	All amounts deferred pursuant to my election will be unfunded and I will have the status of an unsecured creditor of the Company with respect to such amounts.

9.	My participation in the Plan does not give me any right to continued employment in any capacity whatsoever with the Company or its subsidiaries.

10.	(i) If my employment with the Company and its Affiliates terminates for any reason:

(a) the Company may repurchase all or a portion of my Deferred Equity Units on the terms and conditions set forth in the Plan; and

(b) all of my unvested Matching Equity Units will be forfeited without any payment to me;

(ii) if my employment is terminated by the Company and its Affiliates for Cause or I resign without Good Reason (other than due to a disability), I will forfeit an Annual FCF Bonus in respect of the year in which my employment terminates and all of my vested Matching Equity Units will be forfeited without any payment to me; and

(iii) if my employment is terminated by the Company and its Affiliates without Cause, by me for Good Reason or due to my death or disability (i.e., for any reason that does not result in forfeiture as described in item 10(ii) above), the Company will pay me a pro rata amount of an Annual FCF Bonus in respect of the year in which my employment terminates and the LLC may repurchase all or a portion of my Matching Equity Units on the terms and conditions set forth in the Plan and the LLC agreement.

11.	Any Deferred Equity Units, vested Matching Equity Units or LLC interests that I hold in December 2020 will then be redeemed, and any unvested Matching Equity Units that I hold on that date will then be forfeited.

12.	I acknowledge receipt of a copy of the Plan and the LLC Agreement, and I confirm that I have carefully read and understood the Plan and the LLC Agreement prior to electing to participate. I agree to be bound by all the terms and conditions of the LLC Agreement, and I have executed a counterpart to the LLC Agreement (as set forth on Exhibit A hereto).

13.	This election will be considered null and void if any of the following shall occur:

(i) our Compensation Committee fails to approve the Plan or my participation in it by 11:59pm EST on December 28, 2012;

(ii) I am not employed by the Company at 11:59pm EST on December 28, 2012;

(iii) with respect to any Plan Year, if my employment is terminated by the Company for Cause or by me without Good Reason or I am not otherwise entitled to receive an Annual FCF Bonus in respect of such Plan Year;

(iv) if this election does not meet the requirements of Section 409A of the Code; or

(v) if I do not otherwise meet the Plan eligibility requirements.

14.	I acknowledge that any information provided to me in connection with my eligibility for or participation in Plan, including tax information, is subject to change and is not a representation influencing my election to participate in the Plan. I also acknowledge that I am personally responsible for obtaining advice concerning any legal, taxation or investment matters relating to my participation in the Plan. In particular, I confirm that I have obtained such independent personal advice as required or consider such advice to be unnecessary.

15.	I understand that the value of shares of the Company can decrease as well as increase and that my Deferred Equity Units and Matching Equity Units may be settled for a value that is lower than the amount of my Annual FCF Bonus that I defer or for no value. My financial situation is such that I can afford to bear the economic risk of participating in the Plan and can afford to suffer complete loss of my investment in the Deferred Equity Units and Matching Equity Units. My knowledge and experience in financial and business matters are such that I am capable of evaluating the merits and risks of participating in the Plan and acquiring Deferred Equity Units and receiving Matching Equity Units.

16.	I understand and agree that, from and after October 1, 2012, my annual bonus will be determined solely based on the Company’s free cash flow as provided in the Plan and that any other bonus entitlements that I may have, whether contained in my employment agreement or otherwise, shall terminate.

17.	I understand and agree that my participation in the Plan and my being a party to the LLC Agreement constitute the entire agreement and understanding between the Company and its Affiliates and me with respect to my incentive, bonus, equity and equity-based compensation from the Company and its subsidiaries and supersedes all prior agreements and understandings (whether written or oral) between me and the Company and its Affiliates relating to bonus, incentive, equity and equity-based compensation.

18.	I am an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Securities Act, as amended, because either (i) my individual net worth or my joint net worth with my spouse (excluding the positive net value, if any, of my primary residence) exceeds $1,000,000 or (ii) my individual income was in excess of $200,000 in each of 2010 and 2011 or my joint income with my spouse was in excess of $300,000 in each of those years, and I (or we) have a reasonable expectation of reaching the same income level in 2012.

19.	For employees in the UK only, I am a “certified high net worth individual” for the purposes of the Financial Services and Market Act (Financial Promotion) Order 2005, because either (i) I had, during the financial year immediately preceding the date below, an annual income to the value of £100,000 or more; or (ii) I held, throughout the financial year immediately preceding the date below, net assets to the value of £250,000 or more (not including the property which is my primary residence or any loan secured on that residence; any rights of mine under a qualifying contract of insurance within the meaning of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001; or any benefits (in the form of pensions or otherwise) which are payable on the termination of my service or on my death or retirement and to which I am (or my dependants are), or may be, entitled).

20.	If tax rates change or my deferred amounts appreciate in value, I may be liable for a greater amount of tax than I would have been liable for had I received my Annual FCF Bonus in cash.

21.	I may have a U.S. federal and state income tax liability with respect to any FICA or Medicare tax liability that is considered paid on my behalf with respect to any Annual FCF Bonus. I understand that I am solely responsible for all U.S. federal, state, local and non-U.S. taxation with respect to my participation in the Plan and any Deferred Equity Units, Matching Equity Units, cash or other securities received in connection with my participation.

U.S. Internal Revenue Service regulations require the Company to inform you that the discussion of U.S. federal income tax considerations included in this form is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that the I.R.S. might seek to impose on such taxpayer. This discussion was written to support promotion or marketing of the Plan. This discussion does not address tax considerations for any non-U.S. person. You should consult your own tax advisors regarding the tax consequences of participation in the Plan, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

III.	SIGN, DATE AND RETURN BY DECEMBER 19, 2012.

This Election Form will not be effective unless it is received by 5:00pm EST, December 19, 2012. The completed form should be sent to:

Mark Ansorge

Executive Vice President, Human Resources

& Chief Compliance Officer

Warner Music Group Corp.

75 Rockefeller Plaza, 30th Floor

New York, NY 10019

Mark.Ansorge@wmg.com

Phone: 212-275-1348

Fax: 212-275-2099

December , 2012
PARTICIPANT SIGNATURE	NAME	DATE

Exhibit A

Counterpart to LLC Agreement

In executing this counterpart, dated as of [—], to the Limited Liability Company Agreement of WMG Management Holdings, LLC, in the form previously provided to me (the “LLC Agreement”), in connection with the receipt of Matching Equity Units in WMG Management Holdings, LLC, the undersigned hereby (i) agrees to accept, adopt and be bound by the LLC Agreement and (ii) acknowledges and agrees that he or she has become a “Member” thereunder.

Name:

Exhibit B

STATEMENT FOR CERTIFIED HIGH NET WORTH INDIVIDUAL

I declare that I am a certified high net worth individual for the purposes of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

I understand that this means:

a)	I can receive financial promotions that may not have been approved by a person authorised by the Financial Services Authority;

b)	the content of such financial promotions may not conform to rules issued by the Financial Services Authority;

c)	by signing this statement I may lose significant rights;

d)	I may have no right to complain to either of the following -

i)	the Financial Services Authority; or

ii)	the Financial Ombudsman Scheme; and

e)	I may have no right to seek compensation from the Financial Services Compensation Scheme.

I am a certified high net worth individual because at least one of the following applies -

a)	I had, during the financial year immediately preceding the date below, an annual income to the value of £100,000 or more; or

b)	I held, throughout the financial year immediately preceding the date below, net assets to the value of £250,000 or more. Net assets for these purposes do not include -

i)	the property which is my primary residence or any loan secured on that residence;

ii)	any rights of mine under a qualifying contract of insurance within the meaning of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001; or

iii)	any benefits (in the form of pensions or otherwise) which are payable on the termination of my service or on my death or retirement and to which I am (or my dependants are), or may be, entitled.

I accept that I can lose my property and other assets from making investment decisions based on financial promotions.

I am aware that it is open to me to seek advice from someone who specialises in advising on investments.

Signature

Date